Exhibit 99.1

Contact:
Crescendo Communications, LLC
David Waldman or John Quirk
Tel: (212) 671-1020
Email: newn@crescendo-ir.com

New Energy Systems Group Appoints Shuxian Cui to Replace
Rongqi Dai as Independent Board Member

New York and Shenzhen – June 14, 2010 – New Energy Systems Group (OTCBB: NEWN), a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems, today announced the appointment of Ms. Shuxian Cui, effective June 9, 2010, as a new, independent member of the company’s Board of Directors. Cui is replacing Mr. Rongqi Dai, who resigned from his position from the board on June 9, 2010, due to health considerations. The Company also notes that it is in active conversations with potential additional independent board members.

Mr. Nian Chen, Chief Executive Officer, commented, “We welcome Shuxian Cui to this independent leadership position on the New Energy board. Shuxian’s business acumen and accounting experience will be invaluable to New Energy as we continue our growth and further enhance our corporate infrastructure. Separately, we want to express our gratitude to Rongqi Dai for his service to this company.”

Cui brings extensive accounting-related business experience to the board, having worked with many large Chinese companies. She has a deep understanding of regulatory compliance and financial accounting rules. For nearly two decades, Cui has worked with clients in Shenzhen primarily in areas related to implementing and maintaining corporate accounting standards and business accounting systems. Prior to working in Shenzhen, Cui held senior finance and accounting positions in Jiangxi Province and Hunan Province. She graduated from Jilin University of Finance and Economics (previously Changchun Taxation College) with a degree in accounting.

About New Energy Systems Group

New Energy Systems Group is a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems for mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The company’s end-user consumer products are sold under the Anytone brand in China, and the company has begun expanding its international sales efforts. The fast pace of new mobile device introductions in China combined with a growing middle class make China a fertile ground for New Energy’s end-user consumer products as well as its high-powered, lightweight lithium ion batteries. In addition to historically strong organic growth, New Energy anticipates that it will benefit from economies of scale, broader distribution, greater production capacity and higher profit margins in 2010. Additional information about the company is available at:

 www.newenergysystemsgroup.com.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” “expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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